                                                     PROSPECTUS OCTOBER 27, 2000

Prudential
Global Genesis Fund, Inc.

FUND TYPE  Global Stock

OBJECTIVE  Long-term growth of capital

Build on the Rock

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved the Fund's shares nor has the SEC determined that this prospectus is complete or accurate. It is a criminal offense to state otherwise.

[LOGO] PRUDENTIAL

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   Table of Contents
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
 1   Risk/Return Summary
 1   Investment Objective and Principal Strategies
 2   Principal Risks
 3   Evaluating Performance
 5   Fees and Expenses


 7   How the Fund Invests

 7   Investment Objective and Policies
 9   Other Investments and Strategies
 11  Portfolio Turnover
 12  Investment Risks


 16  How the Fund is Managed

 16  Board of Directors
 16  Manager
 16  Investment Adviser
 17  Portfolio Manager
 17  Distributor


 18  Fund Distributions and Tax Issues

 18  Distributions
 19  Tax Issues
 20  If You Sell or Exchange Your Shares


 22  How to Buy, Sell and Exchange Shares of the Fund

 22  How to Buy Shares
 30  How to Sell Your Shares
 33  How to Exchange Your Shares
 35  Telephone Redemptions and Exchanges


 36  Financial Highlights

 36  Class A Shares
 37  Class B Shares
 38  Class C Shares
 39  Class Z Shares


 40  The Prudential Mutual Fund Family


     For More Information (Back Cover)

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     PRUDENTIAL GLOBAL GENESIS FUND, INC.  [GRAPHIC]  (800) 225-1852

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   Risk/Return Summary
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THE FUND NO LONGER ACCEPTS ORDERS TO PURCHASE OR EXCHANGE INTO ITS SHARES OF
ANY CLASS, except for purchases by certain automatic investment, retirement and savings plans (excluding IRA accounts). Existing shareholders may continue to acquire shares through dividend reinvestment. The current exchange privilege of obtaining shares of other Prudential Mutual Funds and the current redemption rights will remain in effect until the transaction is consummated.
   This section highlights key information about the PRUDENTIAL GLOBAL GENESIS FUND, INC., which we refer to as "the Fund." Additional information follows this summary.

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES
Our investment objective is LONG-TERM GROWTH OF CAPITAL. This means we look for investments that we think will increase in value over a period of years. We normally invest at least 65% of the Fund's total assets in equity-related securities of smaller foreign and domestic companies. Smaller companies are those with market capitalizations of less than $1.5 billion (or the equivalent in U.S. dollars), measured at the time the securities are purchased. The securities of smaller companies can offer greater potential for long-term growth. From time to time, depending on current market conditions, the Fund may invest primarily in the securities of foreign companies. There is no limit on the percentage of the Fund's assets that may be invested in any single country or region. However, under normal circumstances, we intend to maintain investments in at least three countries, including the United States. We anticipate that many of the companies in which we invest will be located or have operations in the United States, the United Kingdom, Canada, Australia, New Zealand, Hong Kong, Singapore, Malaysia, Thailand, Indonesia, Mexico, Western Europe and Japan.
   We ordinarily look for one or more of the following characteristics:
  . prospects for above-average earnings growth per share;
  . high return on invested capital;
  . healthy balance sheets;
  . sound financial and accounting policies and overall financial strength;

--------------------------------------------------------------------------------
WE'RE GROWTH INVESTORS
We look primarily for stock that we believe is undervalued and/or will grow faster--and earn better profits--than other companies. We also look for companies with strong competitive advantages, effective research, product development, strong management or financial strength.

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                                                                        1

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   Risk/Return Summary
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  . strong competitive advantages;
  . effective research and product development and marketing;
  . efficient service;
  . pricing flexibility;
  . strength of management; and
  . general operating characteristics that will allow the companies to compete successfully in their marketplace.
Generally, we consider selling a security when the security no longer displays the characteristics needed for growth, is no longer undervalued, or falls short of expectations.
   While we make every effort to achieve our objective, we can't guarantee success.

PRINCIPAL RISKS
Although we try to invest wisely, all investments involve risk. Since the Fund invests primarily in equity-related securities, such as common stock, there is the risk that the value of a particular security could go down. In addition to the risk of an individual security losing value, the value of the equity markets as a whole could go down. Also, because the Fund invests primarily in foreign securities, there are additional risks, as foreign political, economic and legal systems may be less stable than in the U.S. and these risks and other factors may cause foreign stock markets to decline. The changing value of foreign currencies also affects the value of the assets we hold and our performance. In the case of investments in emerging market securities, these risks are heightened and may result in greater volatility in the value of your investment.
   There are additional risks associated with the Fund's investment in securities of smaller companies. These securities may be subject to greater volatility and share price declines than securities of larger companies. Because smaller companies normally have fewer shares outstanding than larger companies, it may be more difficult for the Fund to buy and sell significant amounts of such shares without an unfavorable impact on market prices. There is usually less public information available about smaller companies as compared to larger companies. In addition, these companies typically have smaller product lines and command a smaller market share than larger companies, which may make them more vulnerable to fluctuations in the economic cycle.


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     PRUDENTIAL GLOBAL GENESIS FUND, INC.  [GRAPHIC]  (800) 225-1852

      2
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--------------------------------------------------------------------------------
   Risk/Return Summary
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   Also, the Fund may actively and frequently trade its portfolio securities.
   There is also risk involved in the derivative strategies we may use. Some of our strategies depend on correctly predicting whether the price or value of an underlying investment will go up or down over a certain period of time. There is always the risk that investments will not perform as we thought they would. Like any mutual fund, an investment in the Fund could lose value, and you could lose money. The Fund does not represent a complete investment program.
   There are special risks that may arise with the continuing transition to the euro as the common currency of the European Monetary Union. These risks include the possibility that computing, accounting and trading systems will fail to recognize the euro through the transition period, as well as the possibility that the euro will cause markets to become more volatile.
   An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

EVALUATING PERFORMANCE
A number of factors--including risk--affect how the Fund performs. The following bar chart shows the Fund's performance for each full calendar year for the last 10 calendar years. The table below compares the Fund's average annual returns and yields for the periods indicated with those of a broad-based securities market index and a group of similar mutual funds. Both the bar chart and table demonstrate the risk of investing in the Fund by showing how returns can change. Past performance is not an indication that the Fund will achieve similar results in the future.

[BAR GRAPH]

ANNUAL REPORT(1) (CLASS B SHARES)
--------------------------------------------------------------------------------
  1990    1991    1992    1993    1994    1995    1996    1997    1998    1999
 17.32%  15.71%  -0.25%  59.76%  -8.92%   9.82%   9.21%   4.53%  -6.03%  41.77%

BEST QUARTER: 23.19% (4th quarter of 1999)
WORST QUARTER: (-22.93%)(3rd quarter of 1998)
--------------------------------------------------------------------------------
1 These annual returns do not include sales charges. If sales charges were included, the annual returns would be lower than those shown. The total return of the Fund's Class B shares from 1-1-00 to 9-30-00 was (8.25)%.

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                                                                        3
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   Risk/Return Summary
--------------------------------------------------------------------------------


 AVERAGE ANNUAL RETURNS/1/ AS OF (12-31-99)

----------------------------------------------------------------
                       1 YR  5 YRS 10 YRS        SINCE INCEPTION
  Class A shares     35.67% 10.50%    N/A  9.37% (since 1-22-90)
  Class B shares     36.77% 10.67%  8.44% 10.24% (since 1-29-88)
  Class C shares     39.35% 10.58%    N/A  8.48% (since 8-1-94)
  Class Z shares     43.22%    N/A    N/A 13.60% (since 9-13-96)
  MSCI World/2/      24.93% 19.76% 11.42%     N/A
  Lipper Average/3/  48.08% 17.34% 10.76%     N/A
----------------------------------------------------------------

1 The Fund's returns are after deduction of sales charges and expenses.
2 The Morgan Stanley Capital International (MSCI) World Index is a weighted index comprised of approximately 1,500 companies listed on the stock exchanges of the United States, Europe, Canada, Australia, New Zealand and the Far East. The combined market capitalization of these companies represents approximately 60% of the aggregate market value of the stock exchanges in the countries comprising the MSCI World Index. The MSCI World Index is unmanaged and the total return includes the reinvestment of all dividends. These returns do not include the effect of any sales charges. The securities in the MSCI World Index may be very different from those in the Fund. These returns would be lower if they included the effect of sales charges. MSCI World Index returns since inception of each class are 12.07% for Class A, 12.66% for Class B, 18.01% for Class C and 22.26% for Class Z shares. Source: Lipper, Inc.
3 The Lipper Average is based on the average return of all mutual funds in the Lipper Global Small Company Fund category and does not include the effect of any sales charges. Again, these returns would be lower if they included the effect of sales charges. Lipper returns since inception of each class are 11.31% for Class A, 11.03% for Class B, 15.59% for Class C and 16.28% for Class Z shares. Source: Lipper, Inc.


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     PRUDENTIAL GLOBAL GENESIS FUND, INC.  [GRAPHIC]  (800) 225-1852

      4
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   Risk/Return Summary
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FEES AND EXPENSES
These tables show the sales charges, fees and expenses for each share class of the Fund--Classes A, B, C and Z. Each share class has different sales charges-- known as loads--and expenses, but represents an investment in the same fund. Class Z shares are available only to a limited group of investors. For more information about which share class may be right for you, see "How to Buy, Sell and Exchange Shares of the Fund."

 SHAREHOLDER FEES/1/ (PAID DIRECTLY FROM YOUR INVESTMENT)
--------------------------------------------------------------------------------

                                                CLASS A CLASS B CLASS C CLASS Z
  Maximum sales charge (load) imposed on
  purchases (as a percentage of offering
  price)                                             5%    None      1%    None

  Maximum deferred sales charge (load) imposed
  on sales (as a percentage of the lower of
  original purchase price or sale proceeds)        None   5%/2/   1%/3/    None

  Maximum sales charge (load) imposed on
  reinvested dividends and other distributions     None    None    None    None

  Redemption fees                                  None    None    None    None

  Exchange fee                                     None    None    None    None
-------------------------------------------------------------------------------


 ANNUAL FUND OPERATING EXPENSES (DEDUCTED FROM FUND ASSETS)

-----------------------------------------------------------------------------
                                           CLASS A  CLASS B  CLASS C  CLASS Z
  Management fees                             1.00%    1.00%    1.00%   1.00%
  + Distribution and service (12b-1) fees  0.30%/4/ 1.00%/4/ 1.00%/4/    None
  + Other expenses                             .88%     .88%     .88%    .88%
  = TOTAL ANNUAL FUND OPERATING EXPENSES      2.18%    2.88%    2.88%   1.88%
  - Waivers                                 .05%/4/  None/4/  None/4/    None
  = NET ANNUAL FUND OPERATING EXPENSES        2.13%    2.88%    2.88%   1.88%

--------------------------------------------------------------------------------
1 Your broker may charge you a separate or additional fee for purchases and sales of shares.
2 The Contingent Deferred Sales Charge (CDSC) for Class B shares decreases by
  1% annually to 1% in the fifth and sixth years and 0% in the seventh year. Class B shares convert to Class A shares approximately seven years after purchase.
3 The CDSC for Class C shares is 1% for shares redeemed within 18 months of purchase.
4 On May 2, 2000, the Board of Directors approved the proposal to merge the Fund into Prudential Global Growth Fund. Effective May 3, 2000, the distribution and service fees for Class A, Class B and Class C shares were limited to .25 of 1% of average daily net assets of Class A, Class B and Class C shares. As result of this limitation, the total net operating expenses at May 31, 2000 were 2.13%, 2.82% and 2.82% for Class A, Class B and Class C shares, respectively. This proposal is discussed in the prospectus in the section entitled "How to Buy Shares."

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                                                                        5
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   Risk/Return Summary
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EXAMPLE
This example will help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.
   The example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same. After the first year, the example does not take into consideration any reduction in the Distributor's agreement to reduce its distribution and service fees for Class A shares. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

                  1 YR 3 YRS  5 YRS  10 YRS
  Class A shares  $705 $1,143 $1,607 $2,884
  Class B shares  $791 $1,192 $1,618 $2,962
  Class C shares  $488 $  983 $1,603 $3,272
  Class Z shares  $191 $  591 $1,016 $2,201

You would pay the following expenses on the same investment if you did not sell your shares:

                  1 YR 3 YRS  5 YRS  10 YRS
  Class A shares  $705 $1,143 $1,607 $2,884
  Class B shares  $291 $  892 $1,518 $2,962
  Class C shares  $388 $  983 $1,603 $3,272
  Class Z shares  $191 $  591 $1,016 $2,201



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     PRUDENTIAL GLOBAL GENESIS FUND, INC.  [GRAPHIC]  (800) 225-1852

      6
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   How the Fund Invests
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--------------------------------------------------------------------------------
OUR GROWTH STRATEGY
We look for companies that are likely to produce strong growth in earnings and/or sales, and whose stock prices do not reflect this future growth. These companies usually have a unique market niche, a strong new product profile or superior management. We analyze companies using both fundamental and quantitative techniques, including analysis of balance sheets, income statements and other financial measures.

--------------------------------------------------------------------------------

INVESTMENT OBJECTIVE AND POLICIES

The Fund's investment objective is LONG-TERM GROWTH OF CAPITAL. This means we look to build an investment portfolio which, though potentially volatile in the short term, has the potential for significant capital appreciation over the longer term. While we make every effort to achieve our objective, we can't guarantee success.
                              In pursuing our objective, we normally invest primarily (at least 65% of the Fund's total assets) in EQUITY-RELATED SECURITIES OF SMALLER DOMESTIC AND FOREIGN COMPANIES. Smaller companies are companies with capitalizations that do not exceed or fall below the market capitalization of companies included within the smallest 20% of companies included in the Salomon Brothers Broad Market Index (the Index). The market capitalization of companies in the bottom 20% of the Index currently ranges from approximately $50 million to $2.5 billion. The appreciation or depreciation of a company's market capitalization in excess of or below these limits will not require disposal of the company's securities so long as the company satisfied the limits at the time of purchase. However, if such an event occurs, the Fund will not purchase any additional securities of that company.
   The securities of smaller companies can offer greater potential for long-term growth. From time to time, depending on current market conditions, the Fund may invest primarily in the securities of foreign companies. There is no limit on the percentage of the Fund's assets that may be invested in any single country or region. However, under normal circumstances, we intend to maintain investments in at least three countries, including the United States. We anticipate that many of the companies in which we invest will be located or have operations in the United States, the United Kingdom, Canada, Australia, New Zealand, Hong Kong, Singapore, Malaysia, Thailand, Indonesia, Mexico, Western Europe and Japan.

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                                                                        7
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   How the Fund Invests
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   The principal type of equity-related security in which the Fund invests is common stock. In addition to common stock, equity-related securities include, but are not limited to, preferred stock, rights that can be exercised to obtain stock, warrants and debt securities or preferred stock convertible or exchangeable for common or preferred stock and master limited partnerships. The Fund may also invest in American Depositary Receipts (ADRs). ADRs are certificates that represent an equity investment in a foreign company or some other foreign issuer, are usually issued by a U.S. bank or trust company and are valued in U.S. dollars. We consider ADRs to be equity-related securities.
   In selecting securities for the Fund, we use a bottom-up approach based on a company's growth potential, and we focus the Fund's portfolio on those areas with the most attractive near-term prospects. We ordinarily look for one or more of the following characteristics:
  . prospects for above-average earnings growth per share;
  . high return on invested capital;
  . healthy balance sheets;
  . sound financial and accounting policies and overall financial strength;
  . strong competitive advantages;
  . effective research and product development and marketing;
  . efficient service;
  . pricing flexibility;
  . strength of management; and
  . general operating characteristics that will allow the companies to compete successfully in their marketplace.
   Generally, we consider selling a security when the security no longer displays the conditions for growth, is no longer undervalued, or falls short of expectations.
   For more information, see "Investment Risks" and the Statement of Additional Information, "Description of the Fund, its Investments and Risks." The Statement of Additional Information--which we refer to as the SAI--contains additional information about the Fund. To obtain a copy, see the back cover page of this prospectus.
   The Fund's investment objective is a fundamental policy that cannot be changed without shareholder approval. The Fund's Board of Directors can change investment policies that are not fundamental.


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     PRUDENTIAL GLOBAL GENESIS FUND, INC.  [GRAPHIC]  (800) 225-1852

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   How the Fund Invests
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OTHER INVESTMENTS AND STRATEGIES
In addition to the principal strategies discussed above, we may also use the following strategies to increase the Fund's returns or protect its assets if market conditions warrant.

MONEY MARKET INSTRUMENTS, BONDS AND OTHER FIXED-INCOME OBLIGATIONS
Under normal conditions, the Fund may invest up to 35% of total assets in MONEY MARKET INSTRUMENTS, BONDS and other fixed-income obligations. Money market instruments and bonds are known as fixed-income securities because issuers of these securities are obligated to pay interest and principal. Typically, fixed-income securities don't increase or decrease in value in relation to an issuer's financial condition or business prospects as stock may, although their value does fluctuate inversely to changes in interest rates generally and directly in relation to their perceived credit quality. Corporations and governments issue money market instruments and bonds to raise money. The Fund may buy obligations of companies, foreign countries or the U.S. Government. Money market instruments include the commercial paper and short-term obligations of foreign and domestic corporations, banks and governments and their agencies.
   The Fund will purchase only money market instruments that have received one of the two highest short-term debt ratings from Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Rating Group ("S&P"), or another nationally recognized statistical rating organization (NRSRO). For bonds and other long-term fixed-income obligations and convertible securities, we may invest in "investment grade" obligations. An obligation is investment grade if it has received one of the top four long-term debt ratings from a NRSRO. Obligations rated in the fourth category (Baa for Moody's or BBB for S&P) have speculative characteristics and are subject to a greater risk of loss of principal and interest. We may also invest in obligations that are not rated, but which we believe are of comparable quality.
   After a security has been purchased by the Fund, it may be assigned a lower rating or cease to be rated. This does not mean that the Fund must sell the security, but the investment adviser will consider such an event in deciding whether the Fund should continue to hold the security in its portfolio.

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                                                                        9

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   How the Fund Invests
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   For more information about bonds and bond ratings, see the SAI, "Appendix
I--Description of Security Ratings."

TEMPORARY DEFENSIVE INVESTMENTS
In response to adverse market, economic or political conditions, we may temporarily invest up to 100% of the Fund's assets in money market instruments. Investing heavily in these securities limits our ability to achieve capital appreciation, but can help to preserve the Fund's assets when the equity markets are unstable.

REPURCHASE AGREEMENTS
The Fund may also use REPURCHASE AGREEMENTS, where a party agrees to sell a security to the Fund and then repurchase it at an agreed-upon price at a stated time. This creates a fixed return for the Fund.

DERIVATIVE STRATEGIES
We may use a number of alternative investment strategies--including DERIVATIVES--to try to improve the Fund's returns or protect its assets, although we cannot guarantee these strategies will work, that the instruments necessary to implement these strategies will be available or that the Fund will not lose money. Derivatives--such as futures, options, forward foreign currency exchange contracts and options on futures--involve costs and can be volatile. With derivatives, the investment adviser tries to predict whether the underlying investment (a security, market index, currency, interest rate or some other investment) will go up or down at some future date. We may use derivatives to try to reduce risk or to increase return consistent with the Fund's overall investment objective. The investment adviser will consider various factors (such as cost) in deciding whether or not to employ any particular strategy or use any particular instrument. Any derivatives we may use may not match the Fund's underlying holdings.

OPTIONS
The Fund may purchase and sell put and call options on equity securities, stock indices and foreign currencies that are traded on U.S. or foreign securities exchanges, on NASDAQ or in the over-the-counter market. An option is the right to buy or sell securities or currencies in exchange for a premium. The Fund will sell only covered options.


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     PRUDENTIAL GLOBAL GENESIS FUND, INC.  [GRAPHIC]  (800) 225-1852

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   How the Fund Invests
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FUTURES CONTRACTS AND RELATED OPTIONS, FOREIGN CURRENCY FORWARD CONTRACTS
The Fund may purchase and sell stock and bond index futures contracts and related options on stock and bond index futures. The Fund also may purchase and sell futures contracts on foreign currencies and related options on foreign currency futures contracts. A futures contract is an agreement to buy or sell a set quantity of an underlying product at a future date or to make or receive a cash payment based on the value of a securities index on a stipulated future date. The Fund may also enter into foreign currency forward contracts to protect the value of its assets against future changes in the level of foreign exchange rates. A foreign currency forward contract is an obligation to buy or sell a given currency on a future date at a set price.

   For more information about these strategies, see the SAI, "Description of the Fund, its Investments and Risks--Hedging and Return Enhancement Strategies."

ADDITIONAL STRATEGIES
The Fund also follows certain policies when it BORROWS MONEY (the Fund can borrow up to 20% of the value of its total assets); LENDS ITS SECURITIES to others (the Fund can lend up to 30% of the value of its total assets, including collateral received in the transaction); and HOLDS ILLIQUID SECURITIES (the Fund may hold up to 15% of its net assets in illiquid securities, including securities with legal or contractual restrictions, those without a readily available market and repurchase agreements with maturities longer than seven days). The Fund is subject to certain investment restrictions that are fundamental policies, which means they cannot be changed without shareholder approval. For more information about these restrictions, see the SAI.

PORTFOLIO TURNOVER
As a result of the strategies described above, the Fund may have a high annual portfolio turnover rate. Portfolio turnover is generally the percentage found by dividing the lesser of portfolio purchases or sales by the monthly average value of the portfolio. High portfolio turnover (100% or more) results in higher brokerage commissions and other transaction costs and can affect the Fund's performance. It can also result in a greater amount of distributions as ordinary income rather than long-term capital gains.

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                                                                        11

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------


INVESTMENT RISKS
As noted previously, all investments involve risk, and investing in the Fund is no exception. This chart outlines the key risks and potential rewards of the principal strategies of the Fund and certain other investments. See, too, "Description of the Fund, its Investments and Risks" in the SAI.

 INVESTMENT TYPE
 % OF FUND'S TOTAL       RISKS                  POTENTIAL REWARDS
 ASSETS
--------------------------------------------------------------------------------

 EQUITY-RELATED       . Securities of         . Highly
 SECURITIES OF          small companies         successful
 SMALL COMPANIES        are more volatile       smaller
 IN GENERAL             and may decline         companies can
                        more than larger        outperform
 At least 65%; up       companies               larger ones
 to 100%
                      . Smaller companies
                        are more likely
                        to reinvest
                        earnings and not
                        pay dividends

                      . Changes in
                        interest rates
                        may affect the
                        securities of
                        small companies
                        more than the
                        securities of
                        larger companies

                      . May be less
                        liquid than the
                        securities of
                        larger companies

                      . Other risks
                        associated with
                        common stock and
                        equity-related
                        securities in
                        general, as
                        described below,
                        which risks may
                        be heightened for
                        securities of
                        small companies.

--------------------------------------------------------------------------------


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     PRUDENTIAL GLOBAL GENESIS FUND, INC.  [GRAPHIC]  (800) 225-1852

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   How the Fund Invests
--------------------------------------------------------------------------------


 INVESTMENT TYPE (CONT'D)
 % OF FUND'S TOTAL       RISKS                  POTENTIAL REWARDS
 ASSETS
--------------------------------------------------------------------------------

 FOREIGN              . Foreign markets,      . Investors can
 SECURITIES IN          economies and           participate in
 GENERAL                political               the growth of
                        systems,                foreign markets
 Up to 100%             particularly            through
                        those in                investments in
                        developing              companies
                        countries, may          operating in
                        not be as stable        those markets
                        as in the U.S.
                      . Currency risk--
                        changing values
                        of foreign
                        currencies
                      . May be less
                        liquid than U.S.
                        stocks and bonds
                      . Differences in
                        foreign laws,
                        accounting
                        standards, public
                        information and
                        custody and
                        settlement
                        practices
                      . Investments in
                        emerging markets
                        securities are
                        subject to
                        greater
                        volatility and
                        price declines

--------------------------------------------------------------------------------

 COMMON STOCK AND     . Individual stocks     . Historically,
 OTHER EQUITY-          could lose value        stocks have
 RELATED              . The equity              outperformed
 SECURITIES             markets could go        other
                        down, resulting         investments over
                        in a decline in         the long term
 For U.S. compa-        value of the          . Generally,
 nies, up to 100%,      Fund's                  economic growth
 usually less           investments             leads to higher
                      . Companies that          corporate
                        pay dividends may       profits, which
 For foreign com-       not do so if they       leads to an
 panies, up to          don't have              increase in
 100%                   profits or              stock prices,
                        adequate cash           known as capital
                        flow                    appreciation
                                              . May be a source
                                                of dividend
                                                income
                      . Changes in
                        economic or
                        political
                        conditions, both
                        domestic and
                        international,
                        may result in a
                        decline in the
                        value of the
                        Fund's
                        investments
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------


 INVESTMENT TYPE (CONT'D)
 % OF FUND'S TOTAL       RISKS                  POTENTIAL REWARDS
 ASSETS
--------------------------------------------------------------------------------

 FIXED-INCOME         . The Fund's            . Bonds have
 OBLIGATIONS            holdings, share         generally
                        price, yield and        outperformed
 Up to 35%              total return may        money market
                        fluctuate in            instruments over
                        response to bond        the long term
                        market movements        with less risk
                                                than stocks
                                              . Most bonds will
                      . Credit risk--the        rise in value
                        default of an           when interest
                        issuer would            rates fall
                        leave the Fund
                        with unpaid
                        interest or           . A source of
                        principal. The          regular interest
                        lower a bond's          income
                        quality, the
                        higher its
                        potential             . Investment grade
                        volatility              bonds have a
                                                lower risk of
                      . Market risk--the        default
                        risk that the
                        market value of
                        an investment may
                        move up or down,      . Generally more
                        sometimes rapidly       secure than
                        or unpredictably.       stock since
                        Market risk may         companies must
                        affect an               pay their debts
                        industry, a             before paying
                        sector or the           dividends to
                        market as a whole       stockholders
                      . Interest rate
                        risk--the risk
                        that the value of
                        most bonds will
                        fall when
                        interest rates
                        rise; the longer
                        a bond's maturity
                        and the lower its
                        credit quality,
                        the more its
                        value typically
                        falls. It can
                        lead to price
                        volatility
--------------------------------------------------------------------------------
                      . Derivatives used      . The Fund could
 DERIVATIVES            for hedging, such       make money and
                        as futures,             protect against
                        options and             losses through
                        foreign currency        derivatives if
                        forward                 the investment
                        contracts, may          analysis proves
                        not fully offset        correct
                        the underlying
                        positions and
                        this could result
                        in losses to the
                        Fund that would
                        not have
                        otherwise
                        occurred

 Percentage varies
                                              . Derivatives that
                                                involve leverage
                                                could generate
                                                substantial
                                                gains at low
                                                cost
                      . Derivatives used      . One way to
                        for risk                manage the
                        management may          Fund's
                        not have the            risk/return
                        intended effects        balance is to
                        and may result in       lock in the
                        losses or missed        value of an
                        opportunities           investment ahead
                                                of time
                      . The other party
                        to a derivatives
                        contract could
                        default
                      . Derivatives can
                        increase share
                        price volatility
                        and those that
                        involve leverage
                        could magnify
                        losses
                      . Certain types of
                        derivatives
                        involve costs
                        that can reduce
                        returns

--------------------------------------------------------------------------------


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--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------


 INVESTMENT TYPE (CONT'D)
 % OF FUND'S TOTAL       RISKS                  POTENTIAL REWARDS
 ASSETS
--------------------------------------------------------------------------------

 ILLIQUID             . May be difficult      . May offer a more
 SECURITIES             to value                attractive yield
                        precisely               or potential for
                                                growth than more
                                                widely traded
                                                securities

 Up to 15% of net
 assets               . May be difficult
                        to sell at the
                        time or price
                        desired

--------------------------------------------------------------------------------

 MONEY MARKET         . Limits potential      . May preserve the
 INSTRUMENTS            for capital             Fund's assets
                        appreciation and
                        achieving our
                        objective

 Up to 100% on a
 temporary basis      . See credit risk
                        and market risk
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   How the Fund is Managed
--------------------------------------------------------------------------------

BOARD OF DIRECTORS
The Fund's Board of Directors oversees the actions of the Manager, Investment Adviser and Distributor and decides on general policies. The Board also oversees the Fund's officers who conduct and supervise the daily business operations of the Fund.

MANAGER
PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC (PIFM)
GATEWAY CENTER THREE, 100 MULBERRY STREET
NEWARK, NJ 07102-4077

   Under a management agreement with the Fund, PIFM manages the Fund's investment operations and administers its business affairs. PIFM is also responsible for supervising the Fund's investment advisor. For the fiscal year ended May 31, 2000, the Fund paid PIFM management fees of 1.00% of the Fund's average net assets.
   As of August 31, 2000, PIFM served as the Manager to all 38 of the Prudential mutual funds, and as Manager or administrator to 22 closed-end investment companies, with aggregate assets of approximately $76.4 billion.

INVESTMENT ADVISER
The Prudential Investment Corporation, called Prudential Investments, is the Fund's investment adviser and has served as an investment advisor to investment companies since 1984. Its address is Prudential Plaza, 751 Broad Street, Newark, NJ 07102. PIFM has responsibility for all investment advisory services, supervises Prudential Investments and pays Prudential Investments for its expenses.
   Effective October 2000, Jennison Associates LLC (Jennison), a direct, wholly-owned subsidiary of PIC, replaced PIC as the Fund's investment advisor under an interim subadvisory agreement to be voted upon by shareholders. Jennison has served as an investment advisor to investment companies since 1990. Its address is 466 Lexington Avenue, New York, NY 10017. As of June 30, 2000, Jennison managed approximately $63.5 billion in assets. PIFM will continue to have responsibility for all investment advisory services, will supervise Jennison and will pay Jennison for its services.


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   How the Fund is Managed
--------------------------------------------------------------------------------


PORTFOLIO MANAGER

The Fund is co-managed by DANIEL J. DUANE and JOHN P. MULLMAN.
   DAN DUANE is a Managing Director of Prudential Investments. Dan joined Prudential Investments in 1990. He earned a B.A. from Boston College, a Ph.D. from Yale University and an M.B.A. from New York University. He was awarded the Chartered Financial Analyst (CFA) designation.
   JOHN MULLMAN is a Managing Director and team leader of Prudential Investments' global equities U.S. small cap investment team. John joined Prudential in 1987. He received a B.A. from College of Holy Cross and an M.B.A. in Public and Private Management from Yale University. He holds the Chartered Financial Analyst designation.
   Effective upon the transition of investment advisory services from PIC to Jennison, as described above, Dan and John were employed by Jennison.

DISTRIBUTOR
Prudential Investment Management Services LLC (PIMS) distributes the Fund's shares under a Distribution Agreement with the Fund. The Fund also has Distribution and Service Plans (the Plans) Rule 12b-1 under the Investment Company Act. Under the Plans and the Distribution Agreement, PIMS pays the expenses of distributing the Fund's Class A, B, C and Z shares and provides certain shareholder support services. The Fund pays distribution and other fees to PIMS as compensation for its services for each class of shares other than Class Z. These fees--known as 12b-1 fees--are shown in the "Fees and Expenses" tables.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

Investors who buy shares of the Fund should be aware of some important tax issues. For example, the Fund pays DIVIDENDS of ordinary income and distributes realized net CAPITAL GAINS, if any, to shareholders. These distributions are subject to federal income taxes, unless you hold your shares in a 401(k) plan, an Individual Retirement Account (IRA) or some other qualified tax-deferred plan or account. Dividends and distributions from the Fund may also be subject to state income tax in the state where you live.
   Also, if you sell shares of the Fund for a profit, you may have to pay capital gains taxes on the amount of your profit, unless you hold your shares in a qualified tax-deferred plan or account.
   The following briefly discusses some of the important federal income tax issues you should be aware of, but is not meant to be tax advice. For tax advice, please speak with your tax adviser.

DISTRIBUTIONS
The Fund distributes DIVIDENDS to shareholders out of any net investment income plus any realized net capital gains, typically once a year. For example, if the Fund owns an ACME Corp. stock and the stock pays a dividend, the Fund will pay out a portion of this dividend to its shareholders, assuming the Fund's income is more than its costs and expenses. The dividends you receive from the Fund will be taxed as ordinary income whether or not they are reinvested in the Fund.
   The Fund also distributes realized net CAPITAL GAINS to shareholders-- typically once a year. Capital gains are generated when the Fund sells its assets for a profit. For example, if the Fund bought 100 shares of ACME Corp. stock for a total of $1,000 and more than one year later sold the shares for a total of $1,500, the Fund has net long-term capital gains of $500, which it will pass on to shareholders (assuming the Fund's total gains are greater than any losses it may have). Capital gains are taxed differently depending on how long the Fund holds the security--if a security is held more than one year before it is sold, LONG-TERM capital gains are taxed at the rate of 20%, but if the security is held one year or less, SHORT-TERM capital gains are taxed at rates of up to 39.6%. Different rates apply to corporate shareholders.
   For your convenience, Fund distributions of dividends and capital gains are AUTOMATICALLY REINVESTED in the Fund without any sales charge. If you ask us to pay the distributions in cash, we will wire the distribution to your bank account instead of purchasing more shares of the Fund. Either way, the distributions may be subject to taxes, unless your shares are held in a


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


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   Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

qualified tax-deferred plan or account. For more information about automatic reinvestment and other shareholder services, see "Step 4: Additional Shareholder Services" in the next section.

TAX ISSUES
FORM 1099
Every year, you will receive a Form 1099, which reports the amount of dividends and capital gains we distributed to you during the prior year. If you own shares of the Fund as part of a qualified or tax-deferred plan or account, your taxes are deferred, so you will not receive a Form 1099. However, you will receive a Form 1099 when you receive any distributions from your qualified or tax-deferred plan or account.
   Fund distributions are generally taxable to you in the calendar year they are received, except when we declare certain dividends in the fourth quarter and actually pay them in January of the following year. In such cases, the dividends are treated as if they were paid on December 31 of the prior year. Corporate shareholders are eligible for the 70% dividends-received deduction for certain dividends.

WITHHOLDING TAXES
If federal tax law requires you to provide the Fund with your tax identification number and certifications as to your tax status, and if you fail to do this, or if you are otherwise subject to backup withholding, we will withhold and pay to the U.S. Treasury 31% of your distributions and sale proceeds. Dividends of net investment income and short-term capital gains paid to a nonresident foreign shareholder generally will be subject to a U.S. withholding tax of 30%. This rate may be lower, depending on any tax treaty the U.S. may have with the shareholder's country.

IF YOU PURCHASE JUST BEFORE RECORD DATE
If you buy shares of the Fund just before the record date for a distribution (the date that determines who receives the distribution), we will pay that distribution to you. As explained above, the distribution may be subject to income or capital gains taxes. You may think you've done well since you bought shares one day and soon thereafter received a distribution. That is not so because when dividends are paid out, the value of each share of the Fund decreases by the amount of the dividend to reflect the payout although this may not be apparent because the value of each share of the Fund will also be affected by market changes, if any. The distribution you receive makes up for the decrease in share value. However, the timing of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

your purchase means that part of your investment came back to you as taxable income.

QUALIFIED AND TAX-DEFERRED RETIREMENT PLANS AND ACCOUNTS
Retirement plans and accounts allow you to defer paying taxes on investment income and capital gains. Contributions to these plans may also be tax deductible, although distributions from these plans generally are taxable. In the case of Roth IRA accounts, contributions are not tax deductible, but distributions from the plan may be tax-free. Please contact your financial adviser for information on a variety of Prudential mutual funds that are suitable for retirement plans offered by Prudential.


                                   [GRAPHIC]


                               + $ Capital Gain
                                 (taxes owed)

 Receipts from Sale $                 OR

                               - $ Capital Loss
                             (offset against gain)


IF YOU SELL OR EXCHANGE YOUR SHARES
If you sell any shares of the Fund for a profit, you have REALIZED A CAPITAL GAIN, which is subject to tax unless you hold shares in a qualified tax-deferred plan or account. The amount of tax you pay depends on how long you owned your shares. If you sell shares of the Fund for a loss, you may have a capital loss, which you may use to offset certain capital gains you have.
   If you sell shares of the Fund and realize a loss, you will not be permitted to use the loss to the extent you replace the shares (including pursuant to the reinvestment of a dividend) within a 61-day period (beginning 30 days before the sale of the shares). If you acquire shares of the Fund and sell your shares within 90 days, you may not be allowed to include certain charges incurred in acquiring the shares for purposes of calculating gain or loss realized upon the sale of the shares.
   Exchanging your shares of the Fund for the shares of another Prudential mutual fund is considered a sale for tax purposes. In other words, it's a "taxable event." Therefore, if the shares you exchanged have increased in value since you purchased them, you will have capital gains, which are subject to the taxes described above.
   Any gain or loss you may have from selling or exchanging Fund shares will not be reported on the Form 1099; however, proceeds from the sale or exchange will be reported on Form 1099-B. Therefore, unless you hold your shares in a qualified or tax-deferred plan or account, you or your


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     PRUDENTIAL GLOBAL GENESIS FUND, INC.  [GRAPHIC]  (800) 225-1852
     20

--------------------------------------------------------------------------------
   Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

financial adviser should keep track of the dates on which you buy and sell--or exchange--Fund shares, as well as the amount of any gain or loss on each transaction. For tax advice, please see your tax adviser.

AUTOMATIC CONVERSION OF CLASS B SHARES
We have obtained a legal opinion that the conversion of Class B shares into Class A shares--which happens automatically approximately seven years after purchase--is not a "taxable event" because it does not involve an actual sale of your Class B shares. This opinion, however, is not binding on the Internal Revenue Service (IRS). For more information about the automatic conversion of Class B shares, see "Class B Shares Convert to Class A Shares After Approximately Seven Years" in the next section.

--------------------------------------------------------------------------------

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------


HOW TO BUY SHARES
   The Board of Directors of Prudential Global Genesis Fund, Inc. (the Fund) has approved a proposal to exchange the assets and liabilities of the Fund for shares of Prudential Global Growth Fund, a series of Prudential World Fund, Inc. Under the proposal Class A, Class B, Class C and Class Z shares of the Fund would be exchanged at net asset value for the respective Class A, Class B, Class C and Class Z shares of equivalent value of Prudential Global Growth Fund.
   The transfer is subject to approval by the shareholders of the Fund.
   Under the terms of the proposal, shareholders of the Fund would become shareholders of Prudential Global Growth Fund. No sales charge would be imposed on the exchange. The Fund anticipates obtaining an opinion of counsel that the transaction will not result in gain or loss to shareholders of the Fund for federal income tax purposes.
   THE FUND NO LONGER ACCEPTS ORDERS TO PURCHASE OR EXCHANGE INTO ITS SHARES OF ANY CLASS, EXCEPT FOR PURCHASES BY CERTAIN automatic investment, retirement and savings plans (excluding IRA accounts). Existing shareholders may continue to acquire shares through dividend reinvestment. The current exchange privilege of obtaining shares of other Prudential Mutual Funds and the current redemption rights will remain in effect until the transaction is consummated.

STEP 1: CHOOSE A SHARE CLASS
Individual investors can choose among Class A, Class B, Class C and Class Z shares of the Fund, although Class Z shares are available only to a limited group of investors.
   Multiple share classes let you choose a cost structure that better meets your needs. With Class A shares, you pay the sales charge at the time of purchase, but the operating expenses each year are lower than the expenses of Class B and Class C shares. With Class B shares, you only pay a sales charge if you sell your shares within six years (that is why it is called a Contingent Deferred Sales Charge or CDSC), but the operating expenses each year are higher than the Class A share expenses. With Class C shares, you pay a 1% front-end sales charge and a 1% CDSC if you sell within 18 months of purchase, but the operating expenses are also higher than the expenses for Class A shares.


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


   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

   When choosing a share class, you should consider the following:
  . The amount of your investment
  . The length of time you expect to hold the shares and the impact of the varying distribution fees
  . The different sales charges that apply to each share class--Class A's front-end sales charge vs. Class B's CDSC vs. Class C's low front-end sales charge and low CDSC
  . Whether you qualify for any reduction or waiver of sales charges
  . The fact that Class B shares automatically convert to Class A shares approximately seven years after purchase
  . Whether you qualify to purchase Class Z shares.
   See "How to Sell Your Shares" for a description of the impact of CDSCs.

Share Class Comparison. Use this chart to help you compare the Fund's different share classes. The discussion following this chart will tell you whether you are entitled to a reduction or waiver of any sales charges.

--------------------------------------------------------------------------------

                           CLASS A          CLASS B         CLASS C          CLASS Z

  Minimum purchase         $1,000           $1,000          $2,500           None
  amount/1/

  Minimum amount for       $100             $100            $100             None
  subsequent purchases/1/

  Maximum initial          5% of the public None            1% of the public None
  sales charge             offering price                   offering price

  Contingent Deferred      None             If sold during: 1% on sales      None
  Sales Charge                              Year 1       5% made within
  (CDSC)/2/                                 Year 2       4% 18 months of
                                            Year 3       3% purchase/2/
                                            Year 4       2%
                                            Years 5/6    1%
                                            Year 7       0%
  Annual distribution and  .30 of 1%;       1%              1%               None
  service (12b-1) fees     (.25 of 1%
  (shown as a percentage   currently)
  of average net
  assets)/3/

1 The minimum investment requirements do not apply to certain retirement and employee savings plans and custodial accounts for minors. The minimum initial and subsequent investment for purchases made through the Automatic Investment Plan is $50. For more information, see "Additional Shareholder Services-- Automatic Investment Plan."
2 For more information about the CDSC and how it is calculated, see "How to Sell Your Shares-- Contingent Deferred Sales Charge (CDSC)." Class C shares bought before November 2, 1998, have a 1% CDSC if sold within one year.
3 These distribution fees are paid from the Fund's assets on a continuous basis. Over time, the fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

--------------------------------------------------------------------------------

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

 The service fee for Class A, Class B and Class C shares is .25 of 1%. The distribution fee for Class A shares is limited to .30 of 1% (including the .25 of 1% service fee). Class B and Class C shares pay a distribution fee (in addition to the service fee) of .75 of 1%.

REDUCING OR WAIVING CLASS A'S INITIAL SALES CHARGE
The following describes the different ways investors can reduce or avoid paying Class A's initial sales charge.

Increase the Amount of Your Investment. You can reduce Class A's sales charge by increasing the amount of your investment. This table shows you how the sales charge decreases as the amount of your investment increases.

--------------------------------------------------------------------------------

                         SALES CHARGE AS %  SALES CHARGE AS %      DEALER
  AMOUNT OF PURCHASE     OF OFFERING PRICE OF AMOUNT INVESTED REALLOWANCE
  Less than $25,000                  5.00%              5.26%       4.75%
  $25,000 to $49,999                 4.50%              4.71%       4.25%
  $50,000 to $99,999                 4.00%              4.17%       3.75%
  $100,000 to $249,999               3.25%              3.36%       3.00%
  $250,000 to $499,999               2.50%              2.56%       2.40%
  $500,000 to $999,999               2.00%              2.04%       1.90%
  $1 million and above*               None               None        None

* If you invest $1 million or more, you can buy only Class A shares, unless you qualify to buy Class Z shares.

   To satisfy the purchase amounts above, you can:
  . invest with an eligible group of investors who are related to you;
  . buy the Class A shares of two or more Prudential mutual funds at the same time;
  . use your RIGHTS OF ACCUMULATION, which allow you to combine the value of Prudential mutual fund shares you already own with the value of the shares you are purchasing for purposes of determining the applicable sales charge (note: you must notify the Transfer Agent if you qualify for Rights of Accumulation); or
  . sign a LETTER OF INTENT, stating in writing that you or an eligible group of related investors will purchase a certain amount of shares in the Fund and other Prudential mutual funds within 13 months.


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   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------


Benefit Plans. Certain group retirement and savings plans may purchase Class A shares without the initial sales charge, provided that they meet the required minimum amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.

Mutual Fund Programs. The initial sales charge will be waived for investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:
  . Mutual fund "wrap" or asset allocation programs where the sponsor places
    Fund trades and charges its clients a management, consulting or other fee for its services; and
  . Mutual fund "supermarket" programs where the sponsor links its customers' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

   Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Fund in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

Other Types of Investors. Other investors pay no sales charge, including certain officers, employees or agents of Prudential and its affiliates, Prudential Mutual Funds, the subadvisers of the Prudential Mutual Funds and clients of brokers that have entered into a selected dealer agreement with the Distributor. To qualify for a reduction or waiver of the sales charge, you must notify the Transfer Agent or your broker at the time of purchase. For more information about reducing or eliminating Class A's sales charge, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Reduction and Waiver of Initial Sales Charge--Class A Shares."

WAIVING CLASS C'S INITIAL SALES CHARGE
Benefit Plans. Certain group retirement plans may purchase Class C shares without the initial sales charge. For more information, call Prudential at
(800) 353-2847.

--------------------------------------------------------------------------------

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------


Investment of Redemption Proceeds from Other Investment Companies. The initial sales charge will be waived for purchases of Class C shares if the purchase is made with money from the redemption of shares of any unaffiliated investment company, as long as the shares were not held in an account at Prudential Securities Incorporated (Prudential Securities) or one of its affiliates. Such purchases must be made within 60 days of the redemption. To qualify for this waiver, you must:
  . purchase your shares through an account at Prudential Securities;
  . purchase your shares through an ADVANTAGE Account or an Investor Account with Pruco Securities Corporation; or
  . purchase your shares through another broker.

   This waiver is not available to investors who purchase shares directly from the Transfer Agent. If you are entitled to the waiver, you must notify either the Transfer Agent or your broker. The Transfer Agent may require any supporting documents it considers to be appropriate.

QUALIFYING FOR CLASS Z SHARES
Benefit Plans. Certain group retirement plans may purchase Class Z shares, provided that they meet the required minimum amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.

Mutual Fund Programs. Class Z shares can also be purchased by participants in any fee-based program or trust program sponsored by Prudential or an affiliate which includes mutual funds as investment options and the Fund as an available option. Class Z shares can also be purchased by investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:
  . Mutual fund "wrap" or asset allocation programs, where the sponsor places
    Fund trades, links its clients' accounts to a master account in the sponsor's name and charges its clients a management, consulting or other fee for its services
  . Mutual fund "supermarket" programs, where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services



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   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------


   Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Fund in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

Other Types of Investors. Class Z shares of the Fund can be purchased by any of the following:
  . Certain participants in the MEDLEY Program (group variable annuity contracts) sponsored by Prudential for whom Class Z shares of the Prudential mutual funds are an available option
  . Current and former directors/trustees of the Prudential Mutual Funds
    (including the Fund)
  . Prudential with an investment of $10 million or more.

   In connection with the sale of shares, the Manager, the Distributor or one of their affiliates may pay brokers, financial advisers and other persons a commission of up to 4% of the purchase price for Class B shares, up to 2% of the purchase price for Class C shares, and a finder's fee for Class Z shares from their own resources based on a percentage of the net asset value of shares sold or otherwise.

CLASS B SHARES CONVERT TO CLASS A SHARES AFTER APPROXIMATELY SEVEN YEARS
If you buy Class B shares and hold them for approximately seven years, we will automatically convert them into Class A shares without charge. At that time, we will also convert any Class B shares that you purchased with reinvested dividends and other distributions. Since the 12b-1 fees for Class A shares are lower than for Class B shares, converting to Class A shares lowers your Fund expenses.
   When we do the conversion, you will get fewer Class A shares than the number of converted Class B shares if the price of the Class A shares is higher than the price of Class B shares. The total dollar value will be the same, so you will not have lost any money by getting fewer Class A shares. We do the conversions quarterly, not on the anniversary date of your purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares-- Conversion Feature--Class B Shares."

--------------------------------------------------------------------------------

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MUTUAL FUND SHARES
The NAV of mutual fund shares changes every day because the value of a fund's portfolio changes constantly. For example, if Fund XYZ holds ACME Corp. stock in its portfolio and the price of ACME stock goes up while the value of the fund's other holdings remains the same and expenses don't change, the NAV of Fund XYZ will increase.

--------------------------------------------------------------------------------

STEP 2: UNDERSTANDING THE PRICE YOU'LL PAY
The price you pay for each share of the Fund is based on the share value. The share value of a mutual fund--known as the NET ASSET VALUE or NAV--is determined by a simple calculation: it's the total value of the Fund (assets minus liabilities) divided by the total number of shares outstanding. For example, if the value of the investments held by Fund XYZ (minus its liabilities) is $1,000 and there are 100 shares of Fund XYZ owned by shareholders, the price of one share of the fund--or the NAV--is $10 ($1,000 divided by 100). Portfolio securities are valued based upon market quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Fund's Board. Most national newspapers report the NAVs of most mutual funds, which allows investors to check the prices of mutual funds daily.
   We determine the NAV of our shares once each business day at 4:15 p.m. New York time on days that the New York Stock Exchange is open for trading. We do not determine the NAV on days when we have not received any orders to purchase, sell or exchange Fund shares, or when changes in the value of the Fund's portfolio do not materially affect the NAV.

WHAT PRICE WILL YOU PAY FOR SHARES OF THE FUND?
For Class A and Class C shares, you'll pay the public offering price, which is the NAV next determined after we receive your order to purchase, plus an initial sales charge (unless you're entitled to a waiver). For Class B and Class Z shares, you will pay the NAV next determined after we receive your order to purchase (remember, there are no up-front sales charges for these share classes). Your broker may charge you a separate or additional fee for purchases of shares.


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ADDITIONAL SHAREHOLDER SERVICES
As a Fund shareholder, you can take advantage of the following services and privileges:

Automatic Reinvestment. As we explained in the "Fund Distributions and Tax Issues" section, the Fund pays out--or distributes--its net investment income and capital gains to all shareholders. For your convenience, we will automatically reinvest your distributions in the Fund at NAV without any sales charge. If you want your distributions paid in cash, you can indicate this preference on your application, notify your broker or notify the Transfer Agent in writing (at the address below) at least five business days before the date we determine who receives dividends.

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: ACCOUNT MAINTENANCE
P.O. BOX 8159
PHILADELPHIA, PA 19101

Retirement Plan Services. Prudential offers a wide variety of retirement plans for individuals and institutions, including large and small businesses. For information on IRAs, including Roth IRAs or SEP-IRAs for a one-person business, please contact your financial adviser. If you are interested in opening a 401(k) or other company-sponsored retirement plan (SIMPLEs, SEP plans, Keoghs, 403(b) plans, pension and profit-sharing plans), your financial adviser will help you determine which retirement plan best meets your needs. Complete instructions about how to establish and maintain your plan and how to open accounts for you and your employees will be included in the retirement plan kit you receive in the mail.

The PruTector Program. Optional group term life insurance--which protects the value of your Prudential mutual fund investment for your beneficiaries against market declines--is available to investors who purchase their shares through Prudential. This insurance is subject to various restrictions and charges and is not available in all states.

Systematic Withdrawal Plan. A systematic withdrawal plan is available that will provide you with monthly, quarterly, semi-annual or annual redemption checks. Remember, the sale of Class B and Class C shares may be subject to a CDSC.

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Reports to Shareholders. Every year, we will send you an annual report (along with an updated prospectus) and a semi-annual report, which contain important financial information about the Fund. To reduce Fund expenses, we will send one annual shareholder report, one semi-annual shareholder report and one annual prospectus per household, unless you instruct us or your broker otherwise.

HOW TO SELL YOUR SHARES
You can sell your shares of the Fund for cash (in the form of a check, by wire or by electronic deposit to your bank account) at any time, subject to certain restrictions.
   When you sell shares of the Fund--also known as redeeming your shares--the price you will receive will be the NAV next determined after the Transfer Agent, the Distributor or your broker receives your order to sell (less any applicable CDSC). If your broker holds your shares, he must receive your order to sell by 4:15 p.m. New York time to process the sale on that day. Otherwise contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: REDEMPTION SERVICES
P.O. BOX 8149
PHILADELPHIA, PA 19101

   Generally, we will pay you for the shares that you sell within seven days after the Transfer Agent, the Distributor or your broker receives your sell order. If you hold shares through a broker, we will credit payment to your account. If you are selling shares you recently purchased with a check, we may delay sending you the proceeds until your check clears, which can take up to 10 days from the purchase date. You can avoid this delay if you purchase shares by wire, certified check or cashier's check. Your broker may charge you a separate or additional fee for sales of shares.

RESTRICTIONS ON SALES
There are certain times when you may not be able to sell shares of the Fund, or we may delay paying you the proceeds from a sale. As permitted by the Securities and Exchange Commission, this may happen during unusual market conditions or emergencies when the Fund can't determine


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the value of its assets or sell its holdings. For more information, see the
SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."
   If you are selling more than $100,000 of shares, and if you want the redemption proceeds payable to or sent to someone or some place that is not in our records, or you are a business or a trust, and if you hold your shares directly with the Transfer Agent, you must have the signature on your sell order guaranteed by an "eligible guarantor institution." An "eligible guarantor institution" includes any bank, broker, dealer or credit union. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares-- Sale of Shares--Signature Guarantee."

CONTINGENT DEFERRED SALES CHARGE (CDSC)
If you sell Class B shares within six years of purchase (five years for Class B shares purchased before January 22, 1990) or Class C shares within 18 months of purchase (one year for Class C shares purchased before November 2, 1998), you will have to pay a CDSC. To keep the CDSC as low as possible, we will sell amounts representing shares in the following order:
  . Amounts representing shares you purchased with reinvested dividends and distributions
  . Amounts representing shares that represent the increase in NAV above the total amount of your payments for shares made during the past six years for Class B shares (five years for Class B shares purchased before January 22, 1990) and 18 months for Class C shares (one year for Class C shares purchased before November 2, 1998)
  . Amounts representing the cost of shares held beyond the CDSC period applicable to that share class.

   Since shares that fall into any of the categories listed above are not subject to the CDSC, selling them first helps you to avoid--or at least minimize--the CDSC.
   Having sold the exempt shares first, if there are any remaining shares that are subject to the CDSC, we will apply the CDSC to amounts representing the cost of shares held for the longest period of time within the applicable CDSC period.

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   As we noted before in the "Share Class Comparison" chart, the CDSC for Class
B shares is 5% in the first year, 4% in the second, 3% in the third, 2% in the fourth and 1% in the fifth and sixth years. The rate decreases on the first day of the month following the anniversary date of your purchase, not on the anniversary date itself. The CDSC is 1% for Class C shares-- which is applied to shares sold within 18 months of purchase (or one year for Class C shares purchased before November 2, 1998). For both Class B and Class C shares, the CDSC is calculated using the lesser of the original purchase price or the redemption proceeds. For purposes of determining how long you've held your shares, all purchases during the month are grouped together and considered to have been made on the last day of the month.
   The holding period for purposes of determining the applicable CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund.

WAIVER OF THE CDSC--CLASS B SHARES
The CDSC will be waived if the Class B shares are sold:
  . after a shareholder dies or is disabled (or, in the case of a trust account, the death or disability of the grantor). This waiver applies to individual shareholders as well as shares held in joint tenancy, provided the shares were purchased before the death or disability;
  . to provide for certain distributions--made without IRS penalty--from a tax-deferred retirement plan, IRA or Section 403(b) custodial account; and
  . on certain sales effected through the Systematic Withdrawal Plan.

   For more information on the above and other waivers, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Waiver of Contingent Deferred Sales Charge--Class B Shares."

WAIVER OF THE CDSC--CLASS C SHARES
Benefit Plans. The CDSC will be waived for redemptions by certain group retirement plans for which Prudential or brokers not affiliated with Prudential provide administrative or recordkeeping services. The CDSC will also be waived for certain redemptions by benefit plans sponsored by Prudential and its affiliates. For more information, call Prudential at (800) 353-2847.


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REDEMPTION IN KIND
If the sales of Fund shares you make during any 90-day period reach the lesser of $250,000 or 1% of the value of the Fund's net assets, we can then give you securities from the Fund's portfolio instead of cash. If you want to sell the securities for cash, you would have to pay the costs charged by a broker.

SMALL ACCOUNTS
If you make a sale that reduces your account value to less than $500, we may sell the rest of your shares (without charging any CDSC) and close your account. We would do this to minimize the Fund's expenses paid by other shareholders. We will give you 60 days' notice, during which time you can purchase additional shares to avoid this action. This involuntary sale does not apply to shareholders who own their shares as part of a 401(k) plan, an IRA, or some other qualified or tax-deferred plan or account.

90-DAY REPURCHASE PRIVILEGE
After you redeem your shares, you have a 90-day period during which you may reinvest any of the redemption proceeds in shares of the same Fund and account without paying an initial sales charge. Also, if you paid a CDSC when you redeemed your shares, we will credit your account with the appropriate number of shares to reflect the amount of the CDSC you paid. In order to take advantage of this one-time privilege, you must notify the Transfer Agent or your broker at the time of the repurchase. See the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."

RETIREMENT PLANS
To sell shares and receive a distribution from your retirement account, call your broker or the Transfer Agent for a distribution request form. There are special distribution and income tax withholding requirements for distributions from retirement plans and you must submit a withholding form with your request to avoid delay. If your retirement plan account is held for you by your employer or plan trustee, you must arrange for the distribution request to be signed and sent by the plan administrator or trustee. For additional information, see the SAI.

HOW TO EXCHANGE YOUR SHARES
You can exchange your shares of the Fund for shares of the same class in certain other Prudential mutual funds--including certain money market

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   How to Buy, Sell and
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   Exchange Shares of the Fund
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funds--if you satisfy the minimum investment requirements. For example, you can exchange Class A shares of the Fund for Class A shares of another Prudential mutual fund, but you can't exchange Class A shares for Class B, Class C or Class Z shares. Class B and Class C shares may not be exchanged into money market funds other than Prudential Special Money Market Fund, Inc. After an exchange, at redemption, the CDSC will be calculated from the first day of the month after your initial purchase, excluding any time shares which were held in a money market fund. We may change the terms of the exchange privilege after giving you 60 days' notice.
   If you hold shares through a broker, you must exchange shares through your broker. Otherwise contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: EXCHANGE PROCESSING
P.O. BOX 8157
PHILADELPHIA, PA 19101

   There is no sales charge for exchanges. However, if you exchange--and then sell--Class B shares within approximately six years of your original purchase or Class C shares within 18 months of your original purchase, you must still pay the applicable CDSC. If you have exchanged Class B or Class C shares into a money market fund, the time you hold the shares in the money market account will not be counted for purposes of calculating the required holding periods for CDSC liability.
   Remember, as we explained in the section entitled "Fund Distributions and Tax Issues--If You Sell or Exchange Your Shares," exchanging shares is considered a sale for tax purposes. Therefore, if the shares you exchange are worth more than you paid for them, you may have to pay capital gains tax. For additional information about exchanging shares, see the SAI, "Shareholder Investment Account--Exchange Privilege."
   If you own Class B or Class C shares and qualify to purchase Class A shares without paying an initial sales charge, we will automatically exchange your Class B or Class C shares which are not subject to a CDSC for Class A shares. We make such exchanges on a quarterly basis if you qualify for this exchange privilege. We have obtained a legal opinion that this exchange is not a "taxable event" for federal income tax purposes. This opinion is not binding on the IRS.


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FREQUENT TRADING
Frequent trading of Fund shares in response to short-term fluctuations in the market--also known as "market timing"--may make it very difficult to manage the Fund's investments. When market timing occurs, the Fund may have to sell portfolio securities to have the cash necessary to redeem the market timer's shares. This can happen at a time when it is not advantageous to sell any securities, so the Fund's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because we cannot predict how much cash the Fund will have to invest. When, in our opinion, such activity would have a disruptive effect on portfolio management, the Fund reserves the right to refuse purchase orders and exchanges into the Fund by any person, group or commonly controlled account. The Fund may notify a market timer of rejection of an exchange or purchase order after the day on which the order is placed. If the Fund allows a market timer to trade Fund shares, it may require the market timer to enter into a written agreement to follow certain procedures and limitations.

TELEPHONE REDEMPTIONS AND EXCHANGES
You may redeem or exchange your shares in any amount by calling the Fund at
(800) 225-1852. In order to redeem or exchange your shares by telephone, you must call the Fund before 4:15 p.m., New York time, to receive a redemption or exchange amount based on that day's NAV.
   The Fund's Transfer Agent will record your telephone instructions and request specific account information before redeeming or exchanging shares. The Fund will not be liable if it follows instructions that it reasonably believes are provided by the shareholder. If the Fund does not follow reasonable procedures, it may be liable for losses due to unauthorized or fraudulent telephone instructions.
   In the event of drastic economic or market changes, you may have difficulty in redeeming or exchanging your shares by telephone. If this occurs, you should consider redeeming or exchanging your shares by mail or through your broker.
   The telephone redemption and exchange procedures may be modified or terminated at any time. If this occurs, you will receive a written notice from the Fund.

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--------------------------------------------------------------------------------
   Financial Highlights
--------------------------------------------------------------------------------

The financial highlights will help you evaluate the Fund's financial performance for the past 5 years. The TOTAL RETURN in each chart represents the rate that a shareholder earned on an investment in that share class of the Fund, assuming reinvestment of all dividends and other distributions. The information is for each share class for the periods indicated.
   Review each chart with the financial statements and report of independent accountants which appear in the annual report and the SAI and are available upon request. Additional performance information for each share class is contained in the annual report, which you can receive at no charge.

CLASS A SHARES
The financial highlights for the five years ended May 31, 2000 were audited by PricewaterhouseCoopers LLP, independent accountants, whose reports were unqualified.

  CLASS A SHARES (FISCAL YEARS ENDED 5-31)
  PER SHARE OPERATING PERFORMANCE   2000/2/ 1999/2/    1998    1997  1996/2/
  NET ASSET VALUE, BEGINNING OF
  YEAR                               $13.68  $15.82  $21.30  $21.74   $18.44
  INCOME FROM INVESTMENT
  OPERATIONS:
  Net investment income (loss)        (.19)   (.10)   (.20)   (.14)   .05/3/
  Net realized and unrealized gain
  (loss) on investment and foreign
  currency transactions                3.74  (1.44)    1.37    1.45     3.34
  TOTAL FROM INVESTMENT OPERATIONS     3.55  (1.54)    1.17    1.31     3.39
----------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Distributions in excess of net
  investment income                      --      --      --      --    (.09)
  Distributions from net realized
  gain on investments                    --   (.60)  (6.65)  (1.75)       --
  TOTAL DISTRIBUTIONS                    --   (.60)  (6.65)  (1.75)    (.09)
  NET ASSET VALUE, END OF YEAR       $17.23  $13.68  $15.82  $21.30   $21.74
  TOTAL RETURN/1/                    25.95% (9.25)%   9.81%   6.74%   18.41%
  RATIOS/SUPPLEMENTAL DATA             2000    1999    1998    1997     1996
  NET ASSETS, END OF YEAR (000)     $34,889 $30,578 $47,259 $57,032  $47,617
  Average net assets (000)          $35,738 $35,179 $50,309 $47,563  $45,070
  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including distribution
  and service (12b-1) fees            2.13%   2.03%   1.88%   1.91% 1.79%/3/
  Expenses, excluding distribution
  and service (12b-1) fees            1.88%   1.78%   1.63%   1.66% 1.54%/3/
  Net investment income (loss)      (1.14)%  (.77)%  (.71)%  (.49)%  .26%/3/
  Portfolio turnover                   184%    156%    198%     60%      44%

--------------------------------------------------------------------------------
1 Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported.
2 Calculated based upon average shares outstanding.
3 Net of expense subsidies and/or fee waivers.


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   Financial Highlights
--------------------------------------------------------------------------------

CLASS B SHARES
The financial highlights for the five years ended May 31, 2000 were audited by PricewaterhouseCoopers LLP, independent accountants, whose reports were unqualified.

  CLASS B SHARES (FISCAL YEARS ENDED 5-31)
  PER SHARE OPERATING
  PERFORMANCE                   2000/2/  1999/2/     1998     1997   1996/2/
  NET ASSET VALUE, BEGINNING
   OF YEAR                       $12.36   $14.47   $20.18   $20.87    $17.84
  INCOME FROM INVESTMENT
   OPERATIONS:
  Net investment loss              (.27)   (.18)    (.26)    (.33)  (.09)/3/
  Net realized and unrealized
   gain (loss) on investment
   and foreign currency
   transactions                    3.37   (1.33)     1.20     1.39      3.21
  TOTAL FROM INVESTMENT
   OPERATIONS                      3.10   (1.51)      .94     1.06      3.12
----------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Distributions in excess of
   net investment income             --       --       --       --     (.09)
  Distributions from net
   realized gain on investments      --    (.60)   (6.65)   (1.75)        --
  TOTAL DISTRIBUTIONS                --    (.60)   (6.65)   (1.75)     (.09)
  NET ASSET VALUE, END OF YEAR   $15.46   $12.36   $14.47   $20.18    $20.87
  TOTAL RETURN/1/                25.08%  (9.92)%    9.04%    5.83%    17.51%
  RATIOS/SUPPLEMENTAL DATA         2000     1999     1998     1997      1996
  NET ASSETS, END OF YEAR
  (000)                         $44,323  $44,890  $83,669 $120,067  $155,292
  Average net assets (000)      $47,120  $55,679 $101,836 $133,073  $154,566
  RATIOS TO AVERAGE NET
  ASSETS:
  Expenses, including
  distribution and service
  (12b-1) fees                    2.82%    2.78%    2.63%    2.66%  2.54%/3/
  Expenses, excluding
  distribution and service
  (12b-1) fees                    1.88%    1.78%    1.63%    1.66%  1.54%/3/
  Net investment loss           (1.83)%  (1.51)%  (1.48)%  (1.26)% (.48)%/3/
  Portfolio turnover               184%     156%     198%      60%       44%

--------------------------------------------------------------------------------
1 Total return assumes reinvestment of dividends and any other distributions but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported.
2 Calculated based on average shares.
3 Net of expense subsidies outstanding and/or fee waivers.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Financial Highlights
--------------------------------------------------------------------------------


CLASS C SHARES
The financial highlights for the five years ended May 31, 2000 were audited by PricewaterhouseCoopers LLP, independent accountants, whose reports were unqualified.

  CLASS C SHARES (FISCAL YEARS ENDED 5-31)
  PER SHARE OPERATING PERFORMANCE     2000/2/ 1999/2/    1998    1997   1996/2/
  NET ASSET VALUE, BEGINNING OF YEAR   $12.36  $14.47  $20.18  $20.87    $17.84
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment loss                   (.27)   (.18)   (.26)   (.27)  (.08)/3/
  Net realized and unrealized gain
  (loss) on investment and foreign
  currency transactions                  3.37  (1.33)    1.20    1.33      3.20
  TOTAL FROM INVESTMENT OPERATIONS       3.10  (1.51)     .94    1.06      3.12
-------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Distributions in excess of net
  investment income                        --      --      --      --     (.09)
  Distributions from net realized
  gain on investments                      --   (.60)  (6.65)  (1.75)        --
  TOTAL DISTRIBUTIONS                      --   (.60)  (6.65)  (1.75)     (.09)
  NET ASSET VALUE, END OF YEAR         $15.46  $12.36  $14.47  $20.18    $20.87
  TOTAL RETURN/1/                      25.08% (9.92)%   9.04%   5.83%    17.51%
  RATIOS/SUPPLEMENTAL DATA               2000    1999    1998    1997      1996
  NET ASSETS, END OF YEAR (000)          $987    $787  $1,234  $1,874    $2,275
  Average net assets (000)               $933    $895  $1,739  $1,958    $1,809
  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including distribution
  and service (12b-1) fees              2.82%   2.78%   2.63%   2.66%  2.54%/3/
  Expenses, excluding distribution
  and service (12b-1) fees              1.88%   1.78%   1.63%   1.66%  1.54%/3/
  Net investment loss                 (1.82)% (1.53)% (1.43)% (1.24)% (.44)%/3/
  Portfolio turnover                     184%    156%    198%     60%       44%

--------------------------------------------------------------------------------
1 Total return assumes reinvestment of dividends and any other distribution but does not include the effect of sale charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported.
2  Calculated based upon average shares outstanding.
3  Net of expense subsidies and for fee waivers.


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   Financial Highlights
--------------------------------------------------------------------------------

CLASS Z SHARES
The financial highlights for the three years ended May 31, 2000 and the period from September 16, 1996 through May 31, 1997 were audited by
PricewaterhouseCoopers LLP, independent accountants, whose reports were unqualified.

  CLASS Z SHARES (FISCAL YEARS ENDED 5-31)
  PER SHARE OPERATING PERFORMANCE             2000/2/ 1999/2/   1998   1997/4/
  NET ASSET VALUE, BEGINNING OF PERIOD         $13.89  $16.01 $21.39    $20.46
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income (loss)                  (.16)   (.06)  (.38)       .03
  Net realized and unrealized gain (loss) on
  investment and foreign currency
  transactions                                   3.81  (1.46)   1.65      2.65
  Total from investment operations               3.65  (1.52)   1.27      2.68
------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Distributions from net realized gain on
  investments                                      --   (.60) (6.65)    (1.75)
  TOTAL DISTRIBUTIONS                              --   (.60) (6.65)    (1.75)
  NET ASSET VALUE, END OF PERIOD               $17.54  $13.89 $16.01    $21.39
  TOTAL RETURN/1/                              26.21% (9.01)% 10.22%    13.90%
  RATIOS/SUPPLEMENTAL DATA                       2000    1999   1998      1997
  NET ASSETS, END OF PERIOD (000)                $692    $267   $768      $603
  Average net assets (000)                       $585    $388   $662      $188
  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including distribution and
  service (12b-1) fees                          1.88%   1.78%  1.63%  1.66%/3/
  Expenses, excluding distribution and
  service (12b-1) fees                          1.88%   1.78%  1.63%  1.66%/3/
  Net investment loss                          (.91)%  (.46)% (.43)% (.87)%/3/
  Portfolio turnover                             184%    156%   198%       60%

--------------------------------------------------------------------------------
1 Total return assumes reinvestment of dividends and any other distributions but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported. Total return for a period of less than a full year is not annualized.
2 Calculated based upon average shares outstanding.
3 Annualized.
4 Information is shown for the period 9-16-96 (when Class Z shares were first offered) through 5-31-97.

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


--------------------------------------------------------------------------------
   The Prudential Mutual Fund Family
--------------------------------------------------------------------------------

Prudential offers a broad range of mutual funds designed to meet your individual needs. For information about these funds, contact your financial adviser or call us at (800) 225-1852. Read the prospectus carefully before you invest or send money.

STOCK FUNDS
Prudential Emerging Growth Fund, Inc.
Prudential Equity Fund, Inc.
Prudential Index Series Fund
 Prudential Stock Index Fund
The Prudential Investment Portfolios, Inc.
 Prudential Jennison Growth Fund
 Prudential Jennison Equity Opportunity Fund
Prudential Real Estate Securities Fund
Prudential Sector Funds, Inc.
 Prudential Financial Services Fund
 Prudential Health Sciences Fund
 Prudential Technology Fund
 Prudential Utility Fund
Prudential Small Company Fund, Inc.
Prudential Tax-Managed Funds
 Prudential Tax-Managed Equity Fund
Prudential Tax-Managed Small-Cap Fund, Inc.
Prudential 20/20 Focus Fund
Prudential Value Fund
Nicholas-Applegate Fund, Inc.
 Nicholas-Applegate Growth Equity Fund
Target Funds
 Large Capitalization Growth Fund
 Large Capitalization Value Fund
 Small Capitalization Growth Fund
 Small Capitalization Value Fund

ASSET ALLOCATION/BALANCED FUNDS
Prudential Balanced Fund
Prudential Diversified Funds
 Conservative Growth Fund
 Moderate Growth Fund
 High Growth Fund
The Prudential Investment Portfolios, Inc.
 Prudential Active Balanced Fund

GLOBAL FUNDS
GLOBAL STOCK FUNDS
Prudential Europe Growth Fund, Inc.
Prudential Natural Resources Fund, Inc.
Prudential Pacific Growth Fund, Inc.
Prudential World Fund, Inc.
 Prudential Global Growth Fund
 Prudential International Value Fund
 Prudential Jennison International Growth Fund
Global Utility Fund, Inc.
Target Funds
 International Equity Fund

GLOBAL BOND FUNDS
Prudential Global Total Return Fund, Inc.
Prudential International Bond Fund, Inc.


--------------------------------------------------------------------------------

     PRUDENTIAL GLOBAL GENESIS FUND, INC.  [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   The Prudential Mutual Fund Family
--------------------------------------------------------------------------------


BOND FUNDS
TAXABLE BOND FUNDS
Prudential Government Income Fund, Inc.
Prudential Government Securities Trust
 Short-Intermediate Term Series
Prudential High Yield Fund, Inc.
Prudential High Yield Total Return Fund, Inc.
Prudential Short-Term Corporate Bond Fund, Inc.
 Income Portfolio
Prudential Total Return Bond Fund, Inc.
Target Funds
 Total Return Bond Fund

TAX-EXEMPT BOND FUNDS
Prudential California Municipal Fund
 California Series
 California Income Series
Prudential Municipal Bond Fund
 High Income Series
 Insured Series
Prudential Municipal Series Fund
 Florida Series
 Massachusetts Series
 New Jersey Series
 New York Series
 North Carolina Series
 Ohio Series
 Pennsylvania Series
Prudential National Municipals Fund, Inc.

MONEY MARKET FUNDS
TAXABLE MONEY MARKET FUNDS
Cash Accumulation Trust
 Liquid Assets Fund
 National Money Market Fund
Prudential Government Securities Trust
 Money Market Series
 U.S. Treasury Money Market Series
Prudential Special Money Market Fund, Inc.
 Money Market Series
Prudential MoneyMart Assets, Inc.

TAX-FREE MONEY MARKET FUNDS
Prudential Tax-Free Money Fund, Inc.
Prudential California Municipal Fund
 California Money Market Series
Prudential Municipal Series Fund
 Connecticut Money Market Series
 Massachusetts Money Market Series
 New Jersey Money Market Series
 New York Money Market Series

COMMAND FUNDS
COMMAND Money Fund
COMMAND Government Fund
COMMAND Tax-Free Fund

INSTITUTIONAL MONEY MARKET FUNDS
Prudential Institutional Liquidity Portfolio, Inc.
 Institutional Money Market Series

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                                     Notes

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     42
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                                     Notes

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                                     Notes

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     44
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                                     Notes

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

FOR MORE INFORMATION


Please read this prospectus before you invest in the Fund and keep it for future reference. For information or shareholder questions contact

Prudential Mutual Fund Services LLC
P.O. Box 8098
Philadelphia, PA 19101
(800) 225-1852
(732) 482-7555 (Calling from outside the U.S.)


Outside Brokers should contact
Prudential Mutual Fund Services LLC
P.O. Box 8310
Philadelphia, PA 19101
(800) 778-8769


Visit Prudential's website at http://www.prudential.com


Additional information about the Fund can be obtained without charge and can be found in the following documents
Statement of Additional Information (SAI) (incorporated by reference into this prospectus)

Annual Report
(contains a discussion of the market conditions and investment strategies that significantly affected the Fund's performance)

Semi-Annual Report

MF136A

You can also obtain copies of Fund documents from the Securities and Exchange Commission as follows

BY MAIL

Securities and Exchange Commission
Public Reference Section
Washington, DC 20549-0102
BY ELECTRONIC REQUEST
publicinfo@sec.gov
 (The SEC charges a fee to copy documents.)

IN PERSON

Public Reference Room in Washington, DC
 (For hours of operation, call 1-202-942-8090)

VIA THE INTERNET
 on the EDGAR Database at http://www.sec.gov


CUSIP Numbers                NASDAQ Symbols

Class A-744333105            PRAGX

Class B-744333204            PRGGX

Class C-744333303              --

Class Z-744333402              --

Investment Company Act File No. 811-5248







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